Exhibit 99.3

Avatar Systems Installs Document Imaging at Crown Exploration

DALLAS, Aug. 17 /PRNewswire-FirstCall/ -- Avatar Systems, Inc. (OTC Bulletin Board: AVSY) announced today the installation of its first document imaging/document management customer Crown Exploration, LTD of Carrollton, Texas.

Randal F. Smith, Controller of Crown Exploration, stated, “We have been very pleased with the document imaging. The software is very impressive and Avatar’s technical support has been excellent. We have pushed the system hard to see its capabilities and are extremely satisfied with the results.”

Avatar Systems is a master reseller for iDatix(R) Corporation’s state of the art iSynergy(R) suite of document imaging/document management products.

Avatar Systems, Inc. is based in Dallas, Texas. The company provides enterprise resource solutions for companies engaged in the petroleum exploration and production industry as well as Document Management Imaging Solutions for all vertical markets. Avatar has a growing customer base on its Petroware(TM) products, customers utilizing the Company’s Avatar400(TM) IBM AS400 product, and subscribers utilizing its ASP services.

The information in this news release includes certain forward-looking statements that are based upon assumptions that in the future may prove not to have been accurate and are subject to significant risks and uncertainties, including statements to the future financial performance of the Company. Although the Company believes that the expectations reflected in its forward-looking statements are reasonable, it can give no assurance that such expectations or any of its forward-looking statements will prove to be correct. Factors that could cause results to differ include, but are not limited to, successful performance of internal plans, product development and acceptance, the impact of competitive services and pricing, or general economic risks and uncertainties.

SOURCE  Avatar Systems, Inc.
          -0-                             08/17/2005
          /CONTACT:  The Eversull Group, +1-972-991-1672, or fax, +1-972-991-7359, or jack@theeversullgroup.com , for Avatar Systems, Inc./
          /Web site:  http://www.avatarsystems.net /
          (AVSY)